Exhibit 3.4


                             ARTICLES OF CORRECTION

                                       OF

                      PACE HEALTH MANAGEMENT SYSTEMS, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

     Pursuant to Section 124 of the Iowa Business Corporation Act (the
"Act"), the undersigned corporation adopts the following Articles of Correction.

1. The name of the corporation is Pace Health Management Systems, Inc. (the "Company").

2.   The document to be corrected is Articles of Amendment of the Company.

3. The document to be corrected was filed with the Iowa Secretary of State on July 10, 1998.

4. Section 8 of these Articles of Amendment contained an incorrect statement, in that it stated that the Convertible Preferred Stock is entitled to one vote per share.

5. The Articles of Amendment are incorrect because the Convertible Preferred Stock is actually entitled to two votes per share.

6. Section 8 of the Articles of Amendment, in its correct form, should read as follows:

     SECTION 8. VOTING RIGHTS. Except as specified in Section 9 or as expressly required by the Act, the holders of Convertible Preferred Stock shall be entitled to two (2) votes per share and shall vote, together with the holders of Common Stock as a single class, on all matters required or permitted to be submitted to the shareholders of the Company.

Dated and effective as of the 8th day of September, 1998.

                                    PACE HEALTH MANAGEMENT SYSTEMS, INC.


                                    By /s/ Roger D. Huseman_____________________
                                       Roger D. Huseman, Chief Financial Officer